Exhibit 99.1

NEWS RELEASE

Comstock Homebuilding Reports Net Income of $6.5 Million or $0.40 EPS for Three Months Ended March 31, 2008

RESTON, Va., May 13, 2008 (PRIME NEWSWIRE) – Comstock Homebuilding Companies, Inc. (Nasdaq:CHCl) (“Comstock” or the “Company”) today released unaudited results for its first quarter of 2008, which includes the three months ended March 31, 2008.

For the three months ended March 31, 2008, the Company reported net income of $6.5 million or $0.40 per share basic and $0.39 per share diluted on total revenue of $16.4 million, as compared to a net loss of $1.7 million or ($0.11) per share basic and diluted, on revenue of $46.7 million for the three months ended March 31, 2007. In connection with these results, the Company announced that it had elected to record non-cash impairment charges of $0.8 million for the three months ended March 31, 2008 as compared to non-cash impairment charges of $0.9 million for the three months ended March 31, 2007.

The Company noted that during the three months ended March 31, 2008, it closed on the restructure of its $30.0 million senior unsecured debt with JP Morgan Ventures. Under the terms of the restructure, the Company paid $6.0 million in cash, entered into an amended and restated five-year indenture for $9.0 million and issued a seven-year warrant to JP Morgan Ventures for the purchase of 1.5 million shares of the Company’s Class A common stock at $0.70 per share. The remaining $15.0 million previously outstanding under the indenture was cancelled. In accordance with applicable accounting rules, the Company recorded an $8.3 million pre-tax gain in the quarter as a result of the restructure of the senior unsecured debt and will recognize an additional $4.4 million of gain on a quarterly basis over the remaining five-year life of the restructured notes.

During the period, the Company continued its debt reduction initiative reducing outstanding debt to $158.3 million (net of deferred gain), a reduction of $12.9 million as compared to December 31, 2007 and $135.1 million as compared to March 31, 2007. The company’s net debt-to-cap ratio at March 31, 2008 was 68.9%, a reduction of 7.9 percentage points as compared to December 31, 2007.

“Market conditions continue to create significant challenges for our industry, and we continue to focus on taking steps to meet the challenges and return Comstock to profitability,” said Christopher Clemente, Chief Executive Officer. “We believe that the results of this quarter, which are driven in large part by the effect of the debt restructure, indicate that we are making progress. Nonetheless, demand continues to be soft, and inventories of existing homes continue to make it difficult to meet sales and settlement objectives. We believe that the increasing inventories of, and market’s focus on, foreclosures is hindering builders’ ability to move product. Until this phenomenon runs its course, it will be difficult for our industry to recover.”

“We are confident, however, that the market will recover and that our product diversification and land positions in three markets with strong employment will enhance Comstock’s ability to produce positive results in future periods,” continued Clemente. “We continue working closely with our lenders regarding our need to modify the terms of our debt to reflect current market realities and establish realistic expectations for the timing of a recovery. To date, with the exception of the lender to the Mathis partnership in Atlanta, we have found our lenders to be reasonable and rational. However, the depth of the downturn and generally held expectations for a slow recovery make it necessary to seek additional accommodations from our group of banks. We will continue focusing on taking the steps necessary to position Comstock to benefit when the market recovers.”

The Company reported the following orders, cancellations and backlog by segment for the three months ended March 31, 2008:

(dollars in 000s)	DC Metro	North Carolina	Georgia	All Markets
Gross new orders	23	18	9	50
Cancellations	4	8	4	16
Net new orders	19	10	5	34
Gross new order revenue	$8,159	$4,194	$2,773	$15,126
Cancellation revenue	$1,379	$2,726	$955	$5,060
Net new order revenue	$6,780	$1,467	$1,818	$10,065
Backlog	16	27	14	57
Backlog revenue	$4,529	$7,915	$4,646	$17,090
Average backlog revenue per unit	$283	$293	$332	$300

Additional results of the three months ended March 31, 2008 include:

•	At March 31, 2008, the Company’s reported book value was approximately $53.9 million or $3.02 per share based on 17.9 million shares issued and outstanding.

•	Cash on hand at March 31, 2008 was $14.2 million, with receivables, representing settlement proceeds in transit, of $0.7 million.

•

Gross profit was $2.4 million, representing a gross margin of 14.7% on all revenue, as compared to $6.2 million or 13.3% for the three months ended March 31, 2007. Gross profit from homebuilding was $2.0 million representing a gross margin of 12.5%, as compared to gross profit from homebuilding of $6.2 million or 14.3% for the three months ended March 31, 2007.

•

Based on a review of the current and projected future gross profits of the Company’s projects, the Company recorded impairment charges of $0.8 million. The impairments were at the Company’s Gates at Luberon ($0.5 million) and Falling Water ($0.3 million) projects.

•	SG&A for the three months ended March 31, 2008 decreased by $3.7 million or 44.7% to $4.5 million, as compared to $8.2 million for the three months ended March 31, 2007.

•	Operating loss for the quarter was $(3.0) million or (18.1%), as compared to $(2.9) million or (6.2%) for the three months ended March 31, 2007.

•

The $15.0 million of debt cancellation received by the Company in connection with the restructure of its $30 million unsecured notes was accounted for in accordance with FAS 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. Under FAS 15, the Company recorded an $8.3 million pre-tax gain in the quarter after accounting for $2.3 million of restructuring expenses and $4.4 million of future interest cost associated with the restructured notes. In accordance with FAS 15, the $4.4 million of future interest cost is carried on the Company’s balance sheet at March 31, 2008 as additional debt associated with the restructured notes. The Company will recognize the residual $4.4 million of gain on a quarterly basis over the remaining five-year life of the notes by recording no future interest expense in connection with the notes.

•

At December 31, 2007, the Company established at $29.9 million valuation allowance against its deferred tax asset. The Company is currently projecting a tax loss for 2008 after recognizing current year tax deductions associated with prior period impairments charges. As a result, an effective tax rate of zero was assumed in calculating the Company’s current income tax expense for the three months ended March 31, 2008.

The Company will hold an investor conference call hosted by Christopher Clemente, Chief Executive Officer, and Bruce Labovitz, Chief Financial Officer, on Wednesday, May 14, 2008 at 1:00 p.m. EDT. To participate by telephone, the domestic dial-in number is 800-565-0813, and the international dial-in is 416-695-6120. There is no access code required. Investors are advised to join at least five minutes prior to the call to register. The call will also be available via live webcast on the Company’s website at http://www.comstockhomebuilding.com in the “Investor Relations” section.

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded, diversified real estate development firm with a focus on affordably priced for-sale residential products. Comstock builds and markets single-family homes, townhouses, mid-rise condominiums, high-rise condominiums, mixed-use urban communities and active adult communities. The company currently markets its products under the Comstock Homes brand in the Washington, D.C.; Raleigh, North Carolina and Atlanta, Georgia metropolitan areas. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or its projects, please visit www.comstockhomebuilding.com.

The Comstock Homebuilding Companies, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/? pkgid=5034

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions, including statements related to Comstock’s expected future financial results and anticipated growth in the Washington, D.C. housing market, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, economic, market and competitive conditions affecting Comstock and its operations and products, risks and uncertainties relating to the market for real estate generally and in the areas where Comstock has projects, the availability and price of land suitable for development, materials prices, labor costs, interest rates, Comstock’s ability to service its significant debt obligations, fluctuations in operating results, anticipated growth strategies, continuing relationships with affiliates, environmental factors, government regulations, the impact of adverse weather conditions or natural disasters and acts of war or terrorism. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent form 10-K, as filed with the Securities and Exchange Commission on March 24, 2008. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Comstock Homebuilding Companies, Inc.

	Three Months Ended, March 31,
	2008	2007
Income Statement
Revenues

Revenue - homebuilding	$15,940	$43,025

Revenue - other	436	3,698

Total revenue	16, 376	46,723

Expenses

Cost of sales - homebuilding	13,940	36, 867
Cost of sales - other	28	3,624
Impairments and write-offs	832	891
Selling, general and administrative	4, 546	8,225

Operating (loss)	(2,970)	(2,884)
Gain on troubled debt restructuring	(8,325)	—
Other (income) expense, net	(1,185)	(344)

Income (loss) before minority interest	6, 540	(2,540)

Minority interest	(2)	(1)

Total pre tax income (loss)	6, 542	(2,539)
Income taxes (benefit) provision	—	(870)

Net income (loss)	6,542	$(1,669)

Basic earnings (loss) per share	0.40	$(0.11)

Basic weighted average shares outstanding	16,544	15,888

Diluted income (loss) per share	0.39	$(0.11)

Diluted weighted average shares outstanding	16,589	15,888

Comstock Homebuilding Companies, Inc.

	March 31, 2008	December 31, 2007
Balance Sheet

ASSETS

Cash and cash equivalents	$14,169	$6,822
Restricted cash	5,440	4,985
Receivables	721	370
Due from related parties	91	92
Real estate held for development and sale	203,504	203,860

Inventory not owned - variable interest entities	19,250	19,250
Property, plant and equipment, net	1,361	1,539
Other assets	4,189	22,058

TOTAL ASSETS	$248,725	$258,976

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$12,832	$21,962
Obligations related to inventory not owned	19,050	19,050
Notes payable	149,317	141,214

Senior unsecured debt	13,438	30,000

TOTAL LIABILITIES	194,637	212,226

Minority interest	228	231

SHAREHOLDERS’ EQUITY

Class A common stock, $0.01 par value, 77,266,500 shares authorized, 15,128,915 and 15,120,955 issued and outstanding, respectively	151	151

Class B common stock, $0.01 par value, 2,733,500 shares authorized, 2,733,500 issued and outstanding	27	27
Additional paid-in capital	156,798	155,998

Treasury stock, at cost (391,400 Class A common stock)	(2,439)	(2,439)
Accumulated deficit	(100,677)	(107,219)

TOTAL SHAREHOLDERS’ EQUITY	53,860	46,519

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$248,725	$258,976

CONTACT: Comstock Homebuilding Companies, Inc.

Bruce Labovitz

703.230.1131

investor.relations@comstockhomes.com